Exhibit 5.1

May 12, 2016

Seabridge Gold Inc.
Suite 400, 106 Front Street East
Toronto, Ontario
M5A 1E1

Re:	Registration Statement on Form S-8 for Stock Option Plan and Restricted Share Unit Plan of Seabridge Gold Inc.

Ladies and Gentlemen:

We are acting as Canadian counsel to Seabridge Gold Inc. (the “Company) in connection with the filing of the above-referenced Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 4,157,550 Common Shares (the “Shares”), no par value, to be issued by the Company upon the exercise of options and awards granted under the Company’s Stock Option Plan and Restricted Share Unit Plan (the “Plans”).

The Shares will be registered on a Registration Statement on Form S-8 with the Commission under the Securities Act. This opinion is being furnished in accordance with the requirements of Form 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Company’s incorporation documents, records of proceedings of the Board of Directors, committees thereof, and the shareholders of the Company deemed by us to be relevant to this opinion letter, the Plans, and the Registration Statement. We also have received and relied on an Officer’s Certificate as to certain factual matters and have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.  For the purposes of this opinion we have assumed that the records of proceedings of the Board of Directors, committees thereof, and the shareholders of the Company are accurate, that such proceedings took place at duly constituted meetings or the relevant resolutions were consented to by all required directors and in each case in accordance with the laws and regulations and the Articles and By-Laws of the Company in effect at the time of the relevant meeting or consent resolution and that such records are complete.

Based on the foregoing, it is our opinion that the Shares are duly reserved for issue, and, when issued by the Company in accordance with the terms of the Plans and the terms of the stock options and restricted share units granted or to be granted under the Plans and after the passing of all necessary resolutions granting the relevant stock options or restricted share units to eligible recipients and duly allotting the relevant Shares to such recipients, will be validly issued, fully paid and non-assessable.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Plans and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. The only opinion rendered by us consists of those matters set forth in the fourth paragraph hereof, and no opinion may be implied or inferred beyond those expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We express no opinion as to any laws, or matters governed by any laws, other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
CBCS LAW CORPORATION
/s/ C. Bruce Scott
C. Bruce Scott, President